                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [ ]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                          SUBURBFED FINANCIAL CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                          SUBURBFED FINANCIAL CORP.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

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
                                     [LOGO]



                           SUBURBFED FINANCIAL CORP.
                             3301 WEST VOLLMER ROAD
                           FLOSSMOOR, ILLINOIS  60422
                                 (708) 333-2200








                                                                  March 16, 1998



Dear Fellow Stockholder:

On behalf of the Board of Directors and management of SuburbFed Financial Corp. (the "Company"), we cordially invite you to attend the Annual Meeting of Stockholders to be held at 2:00 p.m. Central time on April 16, 1998, at South Suburban College in the Heritage Community Bank Room located at 15800 S. State Street, South Holland, Illinois. The attached Notice of Annual Meeting of Stockholders and Proxy Statement discuss the business to be conducted at the Meeting. We have also enclosed a copy of SuburbFed Financial Corp.'s Annual Report. At the Meeting we will report on SuburbFed Financial Corp.'s operations and the outlook for the year ahead.

We encourage you to attend the Meeting in person. Whether or not you plan to attend, however, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTPAID RETURN ENVELOPE AS PROMPTLY AS POSSIBLE. This will save SuburbFed Financial Corp. additional expense in soliciting proxies and will ensure that your shares are represented at the Meeting.

On behalf of the Board of Directors and all of the employees of the Company and Suburban Federal Savings, thank you for your continued support. We are pleased that you have decided to share in our future.

Sincerely yours,



DANIEL P. RYAN                                  VERNON VOLLBRECHT
Chairman of the Board, President                Vice Chairman of the Board
and Chief Executive Officer

                                   [LOGO]

              SUBURBFED FINANCIAL CORP. 3301 WEST VOLLMER ROAD
                           FLOSSMOOR, ILLINOIS  60422
                                 (708) 333-2200

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 16, 1998

     Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of SuburbFed Financial Corp. (the "Company") will be held at 2:00 p.m. on April 16, 1998, at South Suburban College in the Heritage Community Bank Room located at 15800 S. State Street, South Holland, Illinois.

     A Proxy Card and a Proxy Statement for the Meeting are enclosed. The Meeting is for the purpose of considering and acting upon:

     1.   The election of three directors of the Company;

     2. The ratification of the appointment of Cobitz, VandenBerg & Fennessy as auditors for the Company for the fiscal year ending December 31, 1998; and

such other matters as may properly come before the Meeting or any adjournments or postponements thereof. The Board of Directors is not aware of any other business to come before the Meeting.

     Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned or postponed. Stockholders of record at the close of business on March 2, 1998 are the stockholders entitled to vote at the Meeting, and any adjournments or postponements thereof. A complete list of stockholders entitled to vote at the Meeting will be available for inspection by shareholders, for any purpose germane to the Meeting, during normal business hours at the executive office of the Company during the ten days prior to the Meeting as well as at the Meeting.

     You are requested to complete, sign and date the enclosed Proxy Card which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. The Proxy Card will not be used if you attend and vote at the Meeting in person.


By Order of the Board of Directors


[SIGNATURE CUT]                         [SIGNATURE CUT]

DANIEL P. RYAN                          VERNON VOLLBRECHT
Chairman of the Board, President        Vice Chairman of the Board
and Chief Executive Officer


Flossmoor, Illinois
March 16, 1998

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A
SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                                PROXY STATEMENT


                           SUBURBFED FINANCIAL CORP.
                             3301 WEST VOLLMER ROAD
                           FLOSSMOOR, ILLINOIS  60422


                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 16, 1998


     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of SuburbFed Financial Corp. (the "Company") to be used at the Annual Meeting of Stockholders of the Company (the "Meeting"), to be held at South Suburban College in the Heritage Community Bank Room located at 15800 S. State Street, South Holland, Illinois, on April 16, 1998 at 2:00 p.m., and at any adjournments or postponements of the Meeting.
The accompanying Notice of Meeting and this Proxy Statement are first being mailed to stockholders on or about March 16, 1998. Certain of the information provided herein relates to Suburban Federal Savings, a Federal Savings Bank (the "Bank"), a wholly owned subsidiary and the predecessor of the Company.

     At the Meeting, the stockholders of the Company are being asked to consider and vote upon proposals to elect three directors of the Company and to ratify the appointment of auditors.

VOTING RIGHTS AND PROXY INFORMATION

     All shares of common stock, par value $.01 per share, of the Company (the "Common Stock") represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted for all nominees named below and for the appointment of Cobitz, VandenBerg & Fennessy as the independent auditor for the fiscal year ending December 31, 1998. The Company does not know of any matters, other than as described in the Notice of Meeting, that are to come before the Meeting. If any other matters are properly presented at the Meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

     Under Section 216 of the Delaware General Corporation Law and the Company's Bylaws, a majority of the shares of the Company's Common Stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Meeting. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting and entitled to vote on the matter shall be the act of the shareholders. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. Abstentions are treated as votes against a proposal and broker non-votes have no effect on the vote. Abstentions and broker non-votes are counted for purposes of determining a quorum.

     A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Lynn M. Nevills, Secretary, SuburbFed Financial Corp., 154th Street at Broadway, Harvey, Illinois 60426 (Administrative Office).

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Stockholders of record as of the close of business on March 2, 1998 will be entitled to one vote for each share then held. As of that date, the Company had 1,270,084 shares of Common Stock issued and outstanding. The following table sets forth, as of March 2, 1998, certain information as to (i) those persons who were known by management to be beneficial owners of more than five percent of the Common Stock and (ii) as to the shares of Common Stock beneficially owned by the executive officers named below and all executive officers and directors of the Company and the Bank as a group.

                                                                   SHARES            PERCENT
                                                                BENEFICIALLY            OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                OWNED             CLASS
------------------------------------                            ------------         -------

Over 5% Owners:
--------------
Wayne W. Whalen
Paula Wolff
 4920 South Greenwood
 Chicago, Illinois  60615 ....................................      113,875             8.94%

SuburbFed Financial Corp. Employee Stock Ownership Plan
 3301 West Vollmer Road
 Flossmoor, Illinois  60422 ..................................       96,640(1)          7.61

PL Capital, LLC
 One Financial Place, Suite 1021
 440 South LaSalle Street
 Chicago, Illinois 60605 .....................................       94,454(2)          7.44

Daniel P. Ryan
 SuburbFed Financial Corp.
 3301 West Vollmer Road
 Flossmoor, Illinois 60422 ...................................       67,410(3)          5.18

Executive Officers:(4)
-------------------
Byron G. Thoren ..............................................       49,745(5)          3.85
Steven E. Stock ..............................................       32,356(6)          2.52
Peter A. Ruhl ................................................       14,015(7)          1.10

All directors, nominees, and executive officers of the Company
 and the Bank as a group (16 persons) ........................      408,647(8)         29.01

------------------

(1) Includes 71,913 shares allocated to the individual accounts of officers and employees as a group, with respect to which such individuals are deemed to have sole voting and no investment power. American Stock Transfer & Trust Company, as trustee of the Employee Stock Ownership Plan (the "ESOP"), has sole investment power as to all shares held in the ESOP and sole voting power as to 24,727 of such shares which have been not been allocated to participants. Each participant may instruct the ESOP trustee as to the voting of the shares allocated to each such participant. Allocated shares for which voting instructions are not received shall be voted by the ESOP trustee in the same ratio as the allocated shares with respect to which instructions are received. The ESOP trustee may be deemed under applicable regulations to "beneficially own" the 24,727 shares owned by the ESOP which have not been allocated to participants. ESOP allocations to officers and employees for fiscal 1997 have not yet been made.

(2) As reported in a Schedule 13D/A filed January 22, 1998 by Financial Edge Fund, L.P. and two of its partners, Richard J. Lashley and John Palmer. Financial Edge Fund, L.P. disclosed sole voting and dispositive power with respect to the 94,454 shares of the Company's Common Stock.

(3) Includes 31,287 shares which Mr. Ryan has the right to acquire pursuant to options granted under the Company's current stock option plans, 15,491 shares which have been allocated to him and which have vested under the Bank Incentive Plan and Trusts (the "BIPs"), 4,671 shares allocated under the Company's ESOP, and 9,465 shares held in the Bank's profit-sharing 401(k) plan.

(4) Daniel P. Ryan, listed as a 5% owner, is also an executive officer of the Company.

(5) Includes 21,336 shares which Mr. Thoren has the right to acquire pursuant to options granted under the Company's stock option plans, 9,271 shares which have been allocated to him and which have vested under the BIPs, 3,917 shares allocated under the Company's ESOP, and 6,636 shares held in the Bank's profit-sharing 401(k) plan.

(6) Includes 16,300 shares which Mr. Stock has the right to acquire pursuant to options granted under the Company's stock option plans, 4,177 shares which have been allocated to him and which have vested under the BIPs, 3,388 shares allocated under the Company's ESOP, and 3,297 shares held in the Bank's profit-sharing 401(k) plan.

(7) Includes 9,450 shares which Mr. Ruhl has the right to acquire pursuant to options granted under the Company's stock option plans, 4,177 shares which have been allocated to him and which have vested under the BIPs, 2,337 shares allocated under the Company's ESOP, and 2,087 shares held in the Bank's profit-sharing 401(k) plan.

(8) Includes shares held directly, as well as an aggregate of 142,992 shares which such directors and officers have the right to acquire pursuant to options granted under the Company's stock option plans, an aggregate of 37,923 shares which have been allocated to individual officers and which have vested under the BIPs, 18,842 shares allocated under the Company's ESOP, and 31,641 shares held in the Bank's profit- sharing 401(k) plan and shares held in retirement accounts or by certain members of such individuals' families, over which shares the respective directors and officers may be deemed to have sole voting or investment power.


                       PROPOSAL I - ELECTION OF DIRECTORS

GENERAL

     The Company's Board of Directors is currently composed of eleven members, each of whom is also a director of the Bank. Approximately one-third of the directors are elected annually. Directors of the Company are generally elected to serve for a three-year period or until their respective successors shall have been elected and shall qualify. Dr. William E. Ricketts, M.D., Ph.D., whose current term as director of the Company and the Bank expires in 1998, has decided to not seek renomination to the Board of Directors. Mr. Ricketts has served as director since 1973, and his contributions will be missed by the Company. No replacement will be made to fill this vacancy on the Board.

     The following table sets forth certain information regarding the composition of the Company's Board of Directors, including their terms of office. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Meeting FOR the election of the nominees identified below. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any of the nominees might be unable to serve, if elected. There are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected.



                                                              Term   Common Stock  Percent
                                Positions Held     Director    to    Beneficially    of
        Name           Age      in the Company     Since(1)  Expire    Owned(2)     Class
--------------------   ---      --------------     --------  ------  ------------  -------
                                         NOMINEES
                                         --------
Robert J. Genetski     55    Director                1996     2001          5,375       *
Raymond J. Kalinsky    58    Director                1990     2001         13,628     1.07%
Paula Wolff            52    Director                1996     2001        113,875     8.94

                              DIRECTORS CONTINUING IN OFFICE
                              ------------------------------

Daniel P. Ryan         57    President,              1987     2000         67,410     5.18
                             Chairman, Chief
                             Executive Officer
                             and Managing
                             Officer
Vernon P. Vollbrecht   65    Vice Chairman of        1980     2000         22,921     1.80
                             the Board
Bruce E. Huey          50    Director                1990     2000          9,825       *
Robert L. Harris       67    Director                1992     2000          6,750       *
Alan L. Wischhover     53    Director                1988     1999         17,337     1.36
Douglas L. Dance       41    Director                1996     1999          5,168       *
Michael L. Lowenthal   61    Director                1996     1999          5,375       *

--------------


(1) Includes service as a director of the Bank.

(2) Includes shares, as of March 2, 1998, held directly, as well as shares which are subject to options granted under the Company's stock option plans, shares allocated to the listed individuals under the ESOP, the 401(k) plan, profit sharing plan and shares which are held in retirement accounts or by certain members of the named individuals' families, over which shares the respective directors may be deemed to have sole voting and investment power. ESOP allocations for fiscal 1997 have not yet been made, and are not included in share ownership amounts.

*   Less than 1.0%

     The business experience of each of the above directors for at least the past five years is as follows:

     Robert J. Genetski is an economist and author. He currently serves as Senior Managing Director for Chicago Capital, Inc., an investment bank in Chicago, and he writes a regular column for the Nikkei Financial Daily, Japan's leading business newspaper.

     Raymond J. Kalinsky became President of The Pulmonary Exchange, Ltd., Chicago Ridge, Illinois, in 1987, a firm which specializes in temporary medical help. Mr. Kalinsky is also a salesman for A.L. Williams, an insurance and securities sales company. From 1961 to 1987, Mr. Kalinsky was a Vice President with AAMed, Inc., a medical sales company.

     Paula Wolff is President of Governors State University and is a member of numerous boards and civic activities. Dr. Wolff is married to Mr. Wayne Whalen, who beneficially owns 8.94% of the Company's outstanding stock.

     Daniel P. Ryan is the President, Chief Executive Officer and Managing Officer of the Company and the Bank and has held such positions with the Company since its inception in 1991 and with the Bank since 1986. Mr. Ryan joined the Bank in 1973. Mr. Ryan was elected Vice Chairman of the Board of Directors of the Company and the Bank in 1992 and Chairman of the Company and the Bank in 1997.

     Vernon P. Vollbrecht is owner and President of the South Holland, Illinois based commercial real estate and management firm of Suburban Properties, Ltd. His firm engages in commercial investment real estate brokerage and manages over 2,000 commercial and residential units. Mr. Vollbrecht served as Chairman of the Board of the Company and the Bank from 1992 to 1997. He currently serves as Vice Chairman of the Board of the Company and the Bank.

     Bruce E. Huey is a partner in Friedman and Huey Associates, a certified public accounting firm located in Homewood, Illinois. Mr. Huey specializes in tax consulting. Mr. Huey is also a part-time adjunct assistant professor at DePaul University.

     Robert L. Harris has served as President of Ingalls Memorial Hospital, Harvey, Illinois, since 1967 and President of Ingalls Health System since its incorporation in 1981.

     Alan L. Wischhover is a partner in private practice with the law firm of Wischhover and Vaccarello in Palos Hills, Illinois. Mr. Wischhover is also a title underwriter and consultant for Enterprise Land Title, Ltd.

     Douglas L. Dance became the President of Minnesota Suburban Publications, LLC, which publishes The Sun, a weekly newspaper serving over 280,000 households in the Minneapolis Suburban area, in 1996. He has also served as President of Shopper Management Services, Inc., a weekly publication of advertisements, since 1993.

     Michael L. Lowenthal is co-owner of Winstrom Manufacturing located in Park Forest, Illinois, a manufacturer of replacement windows for homes and is a majority owner of Hi-Hard Rolls located in Harvey, Illinois, a steel roll processor. He purchased both of these companies in 1989.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     Meetings of the Company's Board of Directors are generally held on a monthly basis. The Board of Directors met 12 times during the fiscal year ended December 31, 1997. During fiscal 1997, no incumbent director of the Company attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he served. The Company has standing Audit, Compensation, Stock Option, Executive, Nominating, Investment Advisory and Planning Committees.

     The Audit Committee is comprised of Directors Kalinsky, Harris, and Lowenthal. The Audit Committee recommends independent auditors to the Board, reviews the results of the auditors' reports and services, reviews with management and the internal auditors the systems of internal control and internal audit reports to ensure effective compliance with regulatory and internal policies and procedures. This committee met once jointly with the Audit Committee of the Bank during fiscal 1997. The Audit Committee of the Bank met three additional times during fiscal 1997.

     The Compensation Committee is comprised of Directors Huey, Harris, Wischhover, Dance and Wolff. The Compensation Committee is responsible for making recommendations for the salary of the chief executive officer, and for approving the salaries of all other executive officers. This committee met two times during fiscal 1997, jointly with the Compensation Committee of the Bank.

     The Executive Committee is comprised of Directors Vollbrecht, Ryan, Ricketts, Genetski and Huey. The Executive Committee has and exercises all of the powers of the Board of Directors when such powers are required between meetings of the Board of Directors. The Executive Committee met three times in fiscal 1997.

     The Stock Option Committee is comprised of Directors Ricketts and Harris. The Stock Option Committee is responsible for administering the Company's stock option plans. The Stock Option Committee met two times during fiscal 1997.

     The Company's Nominating Committee selects the Company's nominees for the annual election of directors. Members of the Nominating Committee include Directors Ryan, Vollbrecht, and Kalinsky. Pursuant to the Company's Bylaws, nominations for directors by stockholders must be made in writing and delivered to the Secretary of the Company at least 30 days prior to the meeting and such written nomination must contain certain information as provided in the Company's Bylaws. While the Board of Directors will consider nominees recommended by stockholders, it has not actively solicited nominations.

     The Investment Advisory Committee is comprised of Directors Wolff, Ryan, Huey and Officer Stock. The Investment Advisory Committee is authorized to act between meetings of the Board of Directors to approve the sale and purchase of securities. This committee did not meet during fiscal 1997.

     The Planning Committee is comprised of the full board and Officers LeClaire, Thoren, Stock, Ruhl and Wolf. The Planning Committee is responsible for developing and implementing strategies to better serve the long-term interests of the Company's stockholders, employees, and communities served. This committee met four times during fiscal 1997.

     Board of Directors' meetings of the Bank, the principal subsidiary of the Company, are generally held on a monthly basis. The Board of Directors of the Bank met 12 times during the year ended December 31, 1997. During 1997, no incumbent director of the Bank attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he served The Board of Directors of the Bank has standing Executive, Audit and Compensation Committees.

COMPENSATION OF DIRECTORS

     Company Fees. The Company pays a fee of $900 to its directors for attendance in person at each assigned committee meeting, specifically held for the Company, which occurs at a different time and for different purposes than like committees of the Bank. In addition, the chairman of each committee receives an additional $150 for attendance in person at each committee meeting over which he presides.

     Bank Fees. The Bank pays a fee of $900 per month to its Chairman, $400 per month to its Vice Chairman and $300 per month to all other directors. In addition, all directors receive fees of $900 for attendance in person at board meetings and assigned committee meetings and $450 for participation in telephonic meetings requiring the review of materials. The chairman of each committee receives an additional $150 for attendance in person at each committee meeting over which he presides.

EXECUTIVE COMPENSATION

     The following table sets forth information regarding compensation paid by the Company and the Bank to its Chief Executive Officer and other executive officers paid in excess of $100,000 during this period.


                                           SUMMARY COMPENSATION TABLE
-----------------------------------------------------------------------------------------------------------------
                                                                            LONG TERM COMPENSATION
                                                                            ----------------------
                           ANNUAL COMPENSATION                                      AWARDS
--------------------------------------------------------------------------------------------------
                                                                                        SECURITIES
                                                                           RESTRICTED   UNDERLYING
                                                        PERFORMANCE          STOCK       OPTIONS/     ALL OTHER
                                          SALARY         INCENTIVE          AWARD(S)       SARS      COMPENSATION
  NAME AND PRINCIPAL POSITION    YEAR       ($)             ($)               ($)          (#)          ($)
-----------------------------------------------------------------------------------------------------------------
Daniel P. Ryan,                  1997    $155,820(1)       $62,414         $21,869(2)      4,200(3)   $107,953(4)
Chief Executive Officer,         1996     177,650           49,550            6,829        4,400       103,614(5)
President and Chairman           1995     161,300           29,836            4,261        3,037       116,306(6)

Byron G. Thoren,                 1997     114,763           39,138           $4,035(7)     3,150(3)     20,281(4)
Executive Vice President and     1996     109,298           31,269             ---         3,300        33,650(5)
Chief Operating Officer          1995     103,600           16,285             ---         2,137        26,364(6)

Steven E. Stock,                 1997     106,180           35,635             ---         2,685(3)      1,316(4)
Senior Vice President, Chief     1996     101,124           29,366             ---         2,860        24,920(5)
Financial Officer and Treasurer  1995      95,400           14,821             ---         1,575        23,348(6)

Peter A. Ruhl
Senior Vice President, Lending
and Savings                      1997     87,019            15,901             ---         1,830(3)      2,452(4)
=================================================================================================================

--------------

(1) Includes Director's fees of $34,550.

(2) Represents the dollar value, as of December 31, 1997, of the award of 439 shares of the Company's Common Stock granted to Mr. Ryan, pursuant to the BIPs based on the average of the closing bid and asked price of $49.815 per share of the Company's Common Stock as quoted on the Nasdaq SmallCap Market System on December 31, 1997.

(3) Includes option grants of 2,400, 1,800, 1,560 and 1,080 shares to Messrs. Ryan, Thoren, Stock and Ruhl, respectively, which are subject to the achievement of certain performance criteria tied to fiscal 1998 earnings data. These shares have not vested at December 31, 1997.

(4) Includes a payment of $103,506, $16,935 and $99 in supplement retirement benefits to Messrs. Ryan, Thoren and Stock, respectively, in an amount equal to the difference between the benefits payable under the Company's retirement plans in excess of the Internal Revenue Code limitation on maximum benefits payable plus an amount to cover taxes due to the immediate payment of such funds. Also includes insurance premiums paid by the Bank during 1997 of $3,150, $2,016, and $1,217 and $2,016 for Messrs. Ryan,
    Thoren, Stock and Ruhl, respectively.

(5) Includes a payment of $74,000, $8,057 in supplement retirement benefits to Messrs. Ryan and Thoren, respectively, in an amount equal to the difference between the benefits payable under the Company's retirement plans in excess of the Internal Revenue Code limitation on maximum benefits payable plus an amount to cover taxes due to the immediate payment of such funds. Includes an allocation under the ESOP for fiscal year 1996 of 737, 737, and 710 shares to Messrs. Ryan, Thoren, and Stock, respectively. The value of the shares allocated to Messrs. Ryan, Thoren, and Stock under the ESOP was $14,464, $14,464 and $13,934 respectively, based on the average of the closing bid and asked price of $19.625 per share for the Company's Common Stock as quoted on the Nasdaq SmallCap Market on December 31, 1996. Also includes insurance premiums paid by the Bank during 1996 of $5,670, $1,629, and $1,486 for Messrs. Ryan, Thoren, and Stock, respectively.

(6) Includes a payment of $85,599 in supplement retirement benefits to Mr. Ryan, in an amount equal to the difference between the benefits payable under the Company's retirement plans in excess of the Internal Revenue Code limitation on maximum benefits payable plus an amount to cover taxes due to the immediate payment of such funds. Includes an allocation under the ESOP for fiscal year 1995 of 921, 900, and 747 shares to Messrs. Ryan, Thoren, and Stock, respectively. The value of the shares allocated to Messrs. Ryan, Thoren, and Stock under the ESOP was $15,887, $15,525 and $12,886 respectively, based on the average of the closing bid and asked price of $17.25 per share for the Company's Common Stock as quoted on the Nasdaq SmallCap Market on December 31, 1995. Also includes insurance premiums paid by the Bank during 1995 of $5,850, $1,599, and $1,462 for Messrs. Ryan, Thoren, and Stock, respectively.

(7) Represents the dollar value, as of December 31, 1997, of the award of 81 shares of the Company's Common Stock granted to Mr. Thoren, pursuant to the BIPs based on the average of the closing bid and asked price of $49.815 per share of the Company's Common Stock as quoted on the NASDAQ SmallCap Market System on December 31, 1997.

     No stock appreciation rights ("SAR's") were granted during fiscal 1997 or in any previous year.

     The following table sets forth certain information concerning grants of stock options pursuant to the Company's Stock Option and Incentive Plan to the named officers for the fiscal year ended December 31, 1997.



                          OPTION/SAR GRANTS IN LAST FISCAL YEAR
------------------------------------------------------------------------------------------
                                    INDIVIDUAL GRANTS
------------------------------------------------------------------------------------------
                  NUMBER OF
                 SECURITIES         % OF TOTAL                      POTENTIAL REALIZABLE
                 UNDERLYING     OPTIONS/SARS  EXERCISE                VALUE AT ASSUMED
                  OPTIONS/        GRANTED TO  OR BASE               ANNUAL RATES OF STOCK
                    SARS           EMPLOYEES   PRICE    EXPIRATION  PRICE APPRECIATION FOR
     NAME        GRANTED (#)  IN FISCAL YEAR   ($/SH)      DATE           OPTION TERM
                                                                    ----------------------
                                                                     5%($)(1)   10%($)(1)
------------------------------------------------------------------------------------------
Daniel P. Ryan      1,800             4.06%     $19.00    12/31/06     $21,508    $ 54,506
                    2,400(2)          5.42       49.81    12/31/97      75,181     190,522

Byron G. Thoren     1,350             3.05       19.00    12/31/06      16,131      40,879
                    1,800(2)          4.07       49.81    12/31/07      56,385     142,892

Steven E. Stock     1,125             2.54       19.00    12/31/06      13,443      34,066
                    1,560(2)          3.53       49.81    12/31/07      48,867     123,840

Peter A. Ruhl         750             1.69       19.00    12/31/06       8,962      22,711
                    1,080(2)          2.44       49.81    12/31/07      33,831      85,735
==========================================================================================

(1) Appreciation is based on stock price as of date of grant.

(2) Includes option grants of 2,400, 1,800, 1,560 and 1,080 shares to Messrs. Ryan, Thoren, Stock and Ruhl respectively, which are subject to the achievement of certain performance criteria tied to fiscal 1998 earnings data. These shares have not vested at December 31, 1997.

     The following table provides information as to stock options exercised by the Company's Chief Executive Officer and the other named officers at December 31, 1997 and the value of in-the-money options held by the Company's Chief Executive Officer and other named officers.


                AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                                       OPTION/SAR VALUES
-----------------------------------------------------------------------------------------------
                                                 NUMBER OF                    VALUE OF
                                           SECURITIES UNDERLYING            UNEXERCISED
                   SHARES                       UNEXERCISED                 IN-THE-MONEY
                  ACQUIRED      VALUE         OPTIONS/SARS AT             OPTIONS/SARS AT
                 ON EXERCISE  REALIZED             FY-END                      FY-END
     NAME            (#)         ($)               (#)(1)                      ($)(2)
                                         ------------------------------------------------------
                                         EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-----------------------------------------------------------------------------------------------
Daniel P. Ryan       ---         ---       31,287       3,000(3)      $1,602,413    $101,871(3)
Byron G. Thoren      ---         ---       21,336       2,250(3)         724,507      76,403(3)
Steven E. Stock      ---         ---       16,300       1,995(3)         553,499      67,744(3)
Peter A. Ruhl        ---         ---       14,015       1,410(3)         475,907      47,879(3)
===============================================================================================



(1) Represents an option to purchase Common Stock awarded to the Company's Chief Executive Officer and other named officers.

(2) Represents the aggregate market value (market price of the Common
    Stock less the exercise price) of in-the-money options granted based upon the average of the closing bid and asked price of $49.815 per share of the Company's Common Stock as reported on the Nasdaq SmallCap Market on December 31, 1997.

(3) Subject to the achievement of certain performance criteria tied to fiscal 1998 earnings data.

EMPLOYMENT AGREEMENTS

     During 1997, the Company entered into employment agreements with Messrs. Ryan, Thoren, Stock and Ruhl and three other officers. The employment agreements replaced the Bank's previously disclosed employment agreements, which are now terminated, and the Company's previously disclosed change in control agreements, which are also now terminated. The employment agreements generally provide for annual base salaries in amounts not less than their current salaries. The employment agreements provide for initial terms of (i) three years for Mr. Ryan, (ii) two years for Messrs. Thoren and Stock and (iii) one year for Mr. Ruhl and the remaining three officers. In general, under their terms, each agreement is extended daily for a period of one day so that the agreements retain their original terms unless either the employee or the Company shall give notice to the contrary. The agreements provide for termination upon the employee's death, for cause, or in certain other events. Each employment agreement is terminable by the employee upon 90 days' written notice.

     The agreements provide for the payment of an amount equal to the employee's salary for the remainder of the contract term plus health benefits in the event employment is terminated without cause. The employment agreements also provide for payment to Mr. Ryan of 299%, Messrs. Thoren and Stock of 200% and Mr. Ruhl of 100% of their annual salary and bonus in the event there is a change in control of the Bank, where employment terminates in connection with such a change in control or within 12 months thereafter. Assuming a change in control were to take place as of January 1, 1998 and each employee were involuntarily terminated, the aggregate amount payable to Messrs. Ryan, Thoren and Stock pursuant to this change in control provision would be approximately $886,113, $447,107, $356,810 and $159,927, respectively. The agreements provide for, among other things, participation in an equitable manner in employee benefits applicable to executive personnel of the Bank.

REPORT OF THE COMPENSATION COMMITTEE

     The Company's Executive compensation program is administered by the Board Compensation Committee, a committee comprised solely of non-employee directors. None of these directors have any interlocking or other relationships with the Company which would call into question their independence as committee members.

      The executive compensation program is structured and administered to support the Company's business objectives and in keeping with its stated mission. The mission statement of the company is as follows:

     To maximize the long term value for shareholders;

     To meet the needs of present and potential customers with financial products and services, profitably and efficiently delivered through a caring staff; and

     To continue our commitment to the communities we serve.

     The executive compensation program supporting this business mission and strategy needs to, and does, provide a total compensation package for key persons which match those provided by competitors of similar size, complexity, and performance.

     In 1993, Congress amended the Internal Revenue Code to add Section 162(m) to limit the corporate deduction for compensation paid to a corporation's five most highly compensated officers to $1.0 million per executive per year, with certain exemptions. The committee carefully reviewed the impact of this legislation on the cost of the Bank's current executive compensation plans. Under the legislation and regulations adopted thereunder, it is not expected that any portion of the Company's (or subsidiaries) deduction for employee remuneration will be non-deductible in fiscal 1996 or in future years by reason of the compensation awards granted in fiscal 1996. The Committee intends to review the Company's (and subsidiaries) executive compensation policies on an ongoing basis, and to propose appropriate modifications, if the committee deems them necessary, to these executive compensation plans with a view toward implementing the Company's compensation policies in a manner that avoids or minimizes any disallowance of tax deductions under Section 162(m).

     Compensation Philosophy

     The Compensation Philosophy previously adopted by the committee was reviewed. That philosophy is reiterated for the record:

     SuburbFed Financial Corp. and Suburban Federal Savings, a Federal Savings Bank support a centralized compensation program to attract, retain and motivate qualified employees to accomplish short and long-term goals and objectives.
The specific objectives of the compensation program are:

     1. To maintain a total compensation program which is equal to or slightly above market value in competitiveness, within respective and appropriate marketplaces for all job categories including executive, managerial, non-exempt and part-time employees.

     2. To provide the proper mix of compensation elements to meet the needs of employees and the organization. For executive officers the elements will include base salary, annual incentives, long-term incentives including stock options, benefits, and perquisites.

     3. To maintain internally equitable pay levels which recognize the skills, responsibilities, efforts, experience, certifications, and working conditions determined for each position.

     4. To provide a salary and incentive structure which recognizes individual differences in performance, experience and position worth.

     5. To establish annual salary increase guidelines which provide pay progress based on each individuals' work performance.

     6. To measure and monitor the performance management system to ensure a direct relationship between pay increases and work performance.

     7.  To provide final approval for compensation decisions as follows:


     Position             Recommendation                 Approval
     --------------       --------------                 --------
     CEO                  Board Compensation Comm.       Board
     COO,CFO,SRVP         CEO                            Board Comm.
     Other Officers       Management Committee           CEO


     8. To formally communicate the compensation program details and performance management system and features to all current and new employees.

     9. To provide periodic review and control over the compensation process to ensure fair and equitable pay practices which comply with all applicable regulations.

     10. To conduct on-going reviews of salary structure and position evaluation to preserve their accuracy and competitiveness and to consider new innovative approaches to maintain fairness and cost containment.

     11. To review use of options, bank incentive plans, and the Employee Stock Ownership Plan to determine the degree to which those plans are aligned with the interests of outside shareholders.

Committee Process

      In its review of executive compensation the committee takes into account numerous components including but not limited to the following factors:

     Competitive salary levels for executive positions under committee purview as disclosed by various sources, including outside consultants, annual reports of competing companies, and Compensation Surveys prepared by America's Community Bankers.

     Individual performance as recorded and documented during the year.

     The performance of the Company in meeting its budgeted goals and stated strategic objectives as they are established each year in the budgetary process and in a strategic planning process.

     Internal equity issues.

Company Performance

     During 1997 budgeted net income goals were 97.9% met at the bank level. 1997 bank income is $2,557,925 and was budgeted at $2,613,552. Investment performance at the holding company level achieved a rate of return above the bench mark T-Bill yields and generated excess income in the amount of $734,211.

     Incentive compensation to a broad range of officers is based partially on bank profitability and partially on determinable performance within areas under their personal control. Three participating senior officers, those primarily responsible for investment decisions, shared 15% of the excess investment income derived in the holding company. All elements of incentive compensation are objective and based on performance of the respective individuals and companies.

     After profitability, the primary strategic objective of significance for 1997 was loan growth. Such growth met management's goals established in late 1996.

CEO Compensation

     During 1997 President and Vice Chairman Ryan received the following compensation, Base salary of $156,533, 1996 incentives paid in early 1997 of $62,414, Stock Awards totaling 439 shares which were intended to make up for Mr. Ryan's lost ESOP participation due to the cap under the Internal Revenue Code, options for 2,500 shares granted at market value as of the date of award subject to earnings achievement for 1997, and an allocation under the ESOP plan, applicable to all bank employees meeting minimum qualifying standards, of 737 shares. Mr. Ryan also received Board fees during 1997 in the amount of $34,550. Mr. Ryan received a $103,507 payment reflecting supplemental retirement benefits in an amount equal to the difference between the present cash value payable under the company's retirement plan due to the limitation on maximum benefits payable imposed by the Internal Revenue Code and the amount which would be payable under the company's retirement plan if there had been no such limitation, plus an amount to cover taxes, due to the immediate payment of such funds. Such payment, if authorized by the Board, may diminish over time due to adjustments to the code.

     For 1997 based on available data the competitive range of compensation for the CEO was determined as follows:

     Median 1997 compensation for institutions between $300 & $500 million was $181,461. Average base salary was $160,000, with an average lower quartile of $133,795 and upper quartile of $201,597.

     Median bonuses for 1996, the last year reported, amounted to $22,600, with an average payment of $35,400, lower quartile measures of $10,618 and upper quartile measures of $40,000.

     Our outside consultant placed the market value of the CEO compensation for an institution of the Company's size at $166,580 for 1998 with a range from $133,624 to $216.554 being acceptable. He suggested a targeted incentive for the CEO of 35% of base salary, translating to a range of from 0 if minimum levels of performance are not achieved to 50% at the highest level of achievement. He also agreed that if increases are held to levels which leave the executive below market value, that performance based incentives could legitimately be increased. He also suggested the propriety of a continuation of long-term incentives to be granted through the use of market priced options subject to vesting based on company performance.

1998 CEO Compensation

     Based on these criteria the Committee granted to Mr. Ryan an annual salary for the year beginning January 1, 1998 in the amount of $162,052. An incentive plan with objective criteria based on bank earnings and investment success at the holding company level was recommended as well. The incentive at the bank level would translate to 40% at targeted income levels but would range from 0% to 60% and higher depending on earnings levels achieved.

     Investment performance at the holding company level would be shared with other eligible executive officers to the degree such performance exceeds T-Bill returns plus margins of 5 to 15 basis points. At the highest level such awards would equate themselves to 15% of excess income achieved split based on base salary between the CEO, the COO, and the CFO, these parties being those who participate in the investment decision process.

     As a long-term incentive the committee recommends to the Stock Option Committee an award to the President as follows: options for 2,400 shares granted at market value as of December 31, 1997 subject to earnings achievement during 1998.

Bruce Huey, Chairman of the Compensation Committee

Douglas Dance

Robert Harris

Alan Wischhover

Paula Wolff

STOCK PERFORMANCE PRESENTATION

     The line graph below compares the cumulative total stockholder return on the Common Stock to the cumulative total return of a broad index (all Nasdaq U.S. Stocks) and a savings and loan industry index for the period March 4, 1992 through December 31, 1997. The graph assumes that $100 was invested on March 4, 1992 to purchase shares of the Common Stock and that all dividends were reinvested.
                COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN(1)
                 AMONG SUBURBFED FINANCIAL CORP., NASDAQ MARKET
                         INDEX AND MG GROUP INDEX(2)


                             [PERFORMANCE CHART]



                                                FISCAL YEAR ENDING
                            ----------------------------------------------------------
COMPANY                     1992     1993       1994       1995       1996       1997
SUBURBFED FINANCIAL CORP    100     134.61     119.17     152.22     178.51     474.91
INDUSTRY INDEX              100     124.00     118.78     188.13     245.52     412.81
BROAD MARKET                100     119.95     125.94     163.35     202.99     248.30



(1) Assumes $100 invested on March 4, 1992 and dividends reinvested through fiscal year ending December 31, 1997.
(2) MG Group Index is a savings and loan industry index consisting of 375 publicly traded savings and loans and savings and loan holding companies.

CERTAIN TRANSACTIONS

     The Bank has followed a policy of granting consumer loans and loans secured by the borrower's personal residence to officers, directors and employees. The loans have been made in the ordinary course of business and on the same terms and conditions as those of comparable transactions prevailing at the time, in accordance with the Bank's underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features. Loans to officers and directors must be approved by a majority of the disinterested directors and loans to other employees must be approved by the Bank's loan committee. All loans by the Bank to its directors and executive officers are subject to regulations of the Office of Thrift Supervision restricting loans and other transactions with affiliated persons of the Bank. Federal law currently requires that all loans to directors and executive officers be on terms and conditions comparable to those for similar transactions with non-affiliates. No loans granted on favorable terms are outstanding to any current officer or director of the Bank or the Company whose aggregate indebtedness exceed $60,000 at any time during the year ended December 31, 1997.


             PROPOSAL II - RATIFICATION OF APPOINTMENT OF AUDITORS

     The Company's independent auditors are Cobitz, VandenBerg & Fennessy, independent certified public accountants. At the Meeting, the stockholders will consider and vote on the ratification of the appointment of independent auditors for the Company's fiscal year ending December 31, 1998. The Board of Directors has appointed Cobitz, VandenBerg & Fennessy to be its auditors, subject to ratification by the Company's stockholders.

     Representatives of Cobitz, VandenBerg & Fennessy are expected to attend the Meeting to respond to appropriate questions and to make a statement if they so desire.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF COBITZ, VANDENBERG & FENNESSY AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.


                             SHAREHOLDER PROPOSALS

     In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's executive offices, 3301 West Vollmer Road, Flossmoor, Illinois 60422, no later than November 16, 1998. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

                                OTHER MATTERS

     The Board of Directors is not aware of any business to come before the Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

     The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. In addition to solicitation by mail, directors and officers of the Company and regular employees of the Bank may solicit proxies personally or by telegraph or telephone, without additional compensation.

By Order of the Board of Directors



[SIGNATURE CUT]                         [SIGNATURE CUT]

DANIEL P. RYAN                          VERNON VOLLBRECHT
Chairman of the Board, President        Vice Chairman of the Board
and Chief Executive Officer




Flossmoor, Illinois
March 16, 1998

                                REVOCABLE PROXY

                           SUBURBFED FINANCIAL CORP.

                        ANNUAL MEETING OR STOCKHOLDERS

                         TO BE HELD ON APRIL 16, 1998

        The undersigned hereby appoints the Board of Directors of SuburbFed Financial Corp. (the "Company"), with full powers of substitution, to set as attorneys and proxies for the undersigned to vote all shares of capital stock of the Company which the undersigned is entitled to vote at the Annual meeting of Stockholders (the"Meeting") to be held at South Surburban College in the Heritage Community Bank Room located at 15800 S. State Street, South Holland, Illinois, on April 16, 1998 at 2:00 p.m., and at any and all adjournments and postponements thereof.

        THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BOARD NOMINEES AND THE RATIFICATION OF THE OTHER PROPOSALS. IF ANY OTHER BUSINESS IS
PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS IN THEIR BEST JUDGMENT AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

        Should the undersigned be present and elect to vote at the Meeting or at any adjournments or postponements thereof, and after notifications to the Secretary of the Company of the Meeting of the stockholder's decision to terminate this proxy, then the power of such attorneys or proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary of the Company or by duly executing a proxy bearing a later date.

        The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of notice of the Meeting, a Proxy dated March
16, 1998 and an Annual Report to stockholders.


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED
                             POSTAGE-PAID ENVELOPE


                                    (Continued and to be SIGNED on Reverse Side)

[X]  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE


                                   The Board of Directors recommends a vote "FOR"

                                 FOR       VOTE WITHHELD                                                   FOR    AGAINST  ABSTAIN

1.  The elections as            [   ]          [   ]              2. Ratification of the appointment       [   ]    [   ]    [   ]
    directors of all            [   ]          [   ]                 of Cobits, VandenBerg & Fecnessy      [   ]    [   ]    [   ]
    nominees listed below:      [   ]          [   ]                 as auditors for the fiscal year       [   ]    [   ]    [   ]
                                                                     ending December 31, 1998.


INSTRUCTION:  To withhold your vote for any individual nominee,   In their discretion, the proxies are authorized to vote on any
              strike a line in that nominee's name in the         other business that may properly come before the Meeting or any
              list below.                                         adjournment or postponement thereof.

ROBERT J. GENETSKI  RAYMOND J. KALINSKY  PAULA WOLFF


                                                                  Dated: _________________________________________________, 1998


                                                                  _______________________________________________________________
                                                                                   Signature of Stockholder

                                                                  _______________________________________________________________
                                                                                   Signature of Stockholder

                                                                  Please sign exactly as your name(s) appear(s) to the left. When signing as attorney, executor, administrator, trustee or
                                                                  guardian, please give your full title.  If shares are held jointly, each holder should sign.
